EXHIBIT 99.1

                                WESTERBEKE(TM)
                            Engines & Generators

                                                      FOR IMMEDIATE RELEASE

Contact:    Gregory Haidemenos
            Westerbeke Corporation
            (508) 823-7677


       Westerbeke Announces Agreement for $3.00 Per Share Cash Merger

Taunton, Massachusetts, May 5, 2003 -- Westerbeke Corporation (Nasdaq:WTBK) announced today that it has entered into a definitive merger agreement with Westerbeke Acquisition Corporation ("Acquisition Corp."). Under the terms of the merger agreement, each of the approximately 850,000 shares of Westerbeke common stock not owned by Acquisition Corp. will be converted upon completion of the merger into the right to receive $3.00 per share in cash.

Acquisition Corp. is a corporation formed and wholly-owned by Westerbeke's Chairman, President and Chief Executive Officer, John H. Westerbeke, Jr. Acquisition Corp. owns approximately 56.2% of the outstanding shares of Westerbeke common stock.

The Board of Directors of Westerbeke (excluding Mr. Westerbeke), upon the unanimous recommendation of a Special Committee comprised of the two independent directors of Westerbeke, has approved the merger agreement and the cash price per share offered by Acquisition Corp. The merger consideration of $3.00 per share is the outcome of negotiations between Mr. Westerbeke and the Special Committee following Mr. Westerbeke's initial offer of $2.30 per share communicated to the Westerbeke Board of Directors in December 2002. Based on and subject to the limitations set forth in its opinion dated May 2, 2003, Stout Risius Ross Inc., the Special Committee's financial advisor, advised that the $3.00 per share price to be received in the merger by Westerbeke's stockholders (other than Acquisition Corp.) is fair to Westerbeke's public stockholders from a financial point of view.

Pursuant to the terms of the merger agreement, Westerbeke is free to seek and consider acquisition proposals for the sale or merger of Westerbeke through June 12, 2003. After that date, Westerbeke may not solicit additional acquisition proposals, but it may continue preexisting discussions or negotiations, or entertain unsolicited proposals received from third parties. In the event that the merger agreement is terminated to accept a third party proposal or under certain other circumstances, Westerbeke has agreed to pay expenses of up to $75,000 to Mr. Westerbeke.

The completion of the merger is contingent upon, among other things, the approval of the transaction by the holders of a majority of the shares of Westerbeke common stock not owned by Acquisition Corp., its affiliates and associates, the officers and directors of Westerbeke. A Special Meeting of the Stockholders of Westerbeke will be scheduled for this purpose. The transaction is anticipated to close early in the third quarter of calendar year 2003.


                           WESTERBEKE CORPORATION
MYLES STANDISH INDUSTRIAL PARK, 150 JOHN HANCOCK ROAD, TAUNTON, MA 02780-7319
     TEL. 508-823-7677 * FAX 508-884-9688 * WEBSITE: WWW.WESTERBEKE.COM


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About Westerbeke

Westerbeke is primarily engaged in the business of designing, manufacturing and marketing marine engine and air-conditioning products. Westerbeke's marine products consist of diesel and gasoline engine-driven electrical generator sets, inboard propulsion engines, self-contained, reverse-cycle air-conditioners, and associated spare parts and accessories. In addition, Westerbeke manufactures and markets electrical generator sets for use in non-marine applications. Westerbeke markets its products throughout the United States and internationally principally for recreational marine applications.

Important Legal Information

In connection with the Agreement and Plan of Merger, dated May 2, 2003, Westerbeke will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed with, or furnished to, the SEC by Westerbeke at the SEC's website at www.sec.gov. When it becomes available, the proxy statement and other documents filed with, or furnished to, the SEC by Westerbeke may also be obtained for free by directing a request to Westerbeke Corporation, 150 John Hancock Road, Myles Standish Industrial Parkway, Taunton, Massachusetts, 02780, telephone (508) 884-9688.

In connection with that proxy statement, Westerbeke and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Westerbeke in favor of the transaction. The directors and executive officers of Westerbeke include the following:
John H. Westerbeke, Jr., Gregory Haidemenos, Gerald Bench, Thomas M. Haythe and James W. Storey. Information concerning such participants in the solicitation of proxies in connection with the merger will be contained in a definitive proxy statement to be filed by Westerbeke with the SEC under cover of Schedule 14A. Security holders of Westerbeke may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available. Information concerning the interests of Acquisition Corp. and Mr. Westerbeke will be contained in a statement of acquisition of beneficial ownership to be filed by them with the SEC under cover of Schedule 13D.

Cautionary Statement: This press release contains forward-looking statements, including with respect to the cash consideration to be paid in connection with the merger and the consummation of the merger. These statements are based on Westerbeke management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the merger will be consummated. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Westerbeke stockholders to approve the


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transaction; the costs related to the transaction; litigation challenging the transaction; and other economic, business, competitive or regulatory factors affecting Westerbeke's businesses generally. More detailed information about those factors is set forth in filings made by Westerbeke with the SEC or will be contained in the proxy statement when it becomes available. Unless required by law, Westerbeke undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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